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                                                                  Exhibit No. 23


                       CONSENT OF KPMG PEAT MARWICK LLP



Board of Directors
Market Facts, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-61726 and 333-37333) on Form S-8 of Market Facts, Inc. of our reports dated February 25, 1998, relating to the consolidated balance sheets of Market Facts, Inc. and subsidiaries as of December 31, 1997 and 1996, the related consolidated statements of earnings, stockholders' equity, and cash flows and the related financial statement schedule for each of the years in the three year period ended December 31, 1997, which reports appear in or are incorporated by reference in the December 31, 1997 annual report on Form 10-K of Market Facts, Inc.


                                                        KPMG Peat Marwick LLP
Chicago, Illinois
March 24, 1998